EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-47493, 333-111836 and 333-126638) and Form S-8 (Nos. 33-39719, 33-38720, 33-62658, 333-42353, 333-46469, 333-61279, 333-61281, 333-53702, 333-53704, 333-60564, 333-61389, 333-89068, 333-102523, 333-102524, 333-112008, 333-118811, 333-131186, and 333-131187) of Actuant Corporation of our report dated November 28, 2006, except as to the impact on the consolidated financial statements for the change in segments as discussed in Note 14, as to which the date is May 25, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

May 25, 2007